PROSPECTUS SUPPLEMENT DATED JUNE 13, 2001 TO PROSPECTUS DATED JULY 11, 2000	Filed Pursuant to Rule 424(b)(3) Registration No. 333-36790 CUSIP No. 00826TAD0

AFFYMETRIX, INC.
$225,000,000

4 3/4% Convertible Subordinated Notes Due 2007 and
1,401,869 Shares of Common Stock Issuable Upon Conversion of the Notes

    The information contained herein reflects the two-for-one stock split of the Company's outstanding shares of common stock effective August 21, 2000.

    This prospectus supplement supplements information contained in the prospectus dated July 11, 2000 relating to the potential sale from time to time of up to $225,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

Name	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes	Common Stock Offered	Common Stock Owned After Completion of the Offering
Fidelity Financial Trust:
Fidelity Convertible & Securities Fund*	7,000,000	43,613	43,613	—**

*    The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

** FMR beneficially owns approximately 11% of the Company's outstanding common stock, based on the shares of outstanding common stock as of March 31, 2001, representations made to us by FMR and a review of applicable filings made by FMR with the Securities and Exchange Commission.